Exhibit 11

                     CARPENTER TECHNOLOGY CORPORATION
              PRIMARY EARNINGS PER COMMON SHARE COMPUTATIONS
       For the Three and Six Months Ended December 31, 1996 and 1995
                   (in thousands, except per share data)




                                      Three Months         Six Months
                                  ------------------  ------------------
                                    1996      1995      1996      1995
                                    ----      ----      ----      ----
Net Income for Primary Earnings
-------------------------------
  Per Common Share
  ----------------
Net income                        $ 13,647  $ 12,293  $ 21,722  $ 24,199

Dividends accrued on convertible
  preferred stock, net of tax
  benefits                            (407)     (390)     (798)     (790)
                                  --------  --------  --------  --------
Net income for primary earnings
  per common share                $ 13,240  $ 11,903  $ 20,924  $ 23,409
                                  ========  ========  ========  ========
Weighted Average Common Shares

Weighted average number of
  common shares outstanding         16,626    16,547    16,621    16,464

Effect of shares issuable
  under stock option plans             100       151        98       155
                                  --------  --------  --------  --------
Weighted average common shares      16,726    16,698    16,719    16,619
                                  ========  ========  ========  ========

Primary Earnings Per
  Common Share                    $    .79  $    .71  $   1.25  $   1.41
                                  ========  ========  ========  ========

                                                                Exhibit 11

                     CARPENTER TECHNOLOGY CORPORATION
           FULLY DILUTED EARNINGS PER COMMON SHARE COMPUTATIONS
       For the Three and Six Months Ended December 31, 1996 and 1995
                   (in thousands, except per share data)



                                      Three Months         Six Months
                                  ------------------  ------------------
                                    1996      1995      1996      1995
                                    ----      ----      ----      ----
Net Income for Fully Diluted
----------------------------
  Earnings Per Common Share
  -------------------------
Net income                        $ 13,647  $ 12,293  $ 21,722  $ 24,199

Assumed shortfall between
  common and preferred dividend       (222)     (143)     (444)    (326)
                                  --------  --------  --------  --------
Net income for fully diluted
  earnings per common share       $ 13,425  $ 12,150  $ 21,278  $ 23,873
                                  ========  ========  ========  ========
Weighted Average Common Shares
------------------------------
Weighted average number of
  common shares outstanding         16,626    16,547    16,621    16,464

Assumed conversion of preferred
  shares                               904       912       904       912

Effect of shares issuable under
  stock option plans                   154       189       154       202
                                  --------  --------  --------  --------
Weighted average common shares      17,684    17,648    17,679    17,578
                                  ========  ========  ========  ========

Fully Diluted Earnings Per
--------------------------
  Common Share                    $    .75  $    .69  $   1.20  $   1.36
  ------------                    ========  ========  ========  ========